Exhibit 10.20
PLEDGE AND SECURITY AGREEMENT
     THIS PLEDGE AND SECURITY AGREEMENT (“Agreement”) is made as of February 17, 2009, by the undersigned (“Pledgor”) in favor of Comerica Bank (“Bank”).
RECITALS
     Bank has issued the letters of credit with Pledgor as the applicant described on Exhibit B hereto (each, a “Letter of Credit” and collectively, the “Letters of Credit”) pursuant to letter of credit applications and agreements dated the dates set forth on Exhibit B and the Promissory Note executed by Pledgor to the order of Bank in the original principal amount of $1,000,000 dated March 28, 2007, having a current principal amount of $457,926 77 as amended by Amendment to Note dated June 13, 2007 (the “Equipment Note”) (the Equipment Note and the other said agreements as they may hereafter be amended from time to time, being collectively the ‘Master Agreement). Pledgor has agreed to secure certain of its obligations with the account(s) described on attached Exhibit A (collectively, the “Collateral Account”). Unless specifically defined in this Agreement, all capitalized terms used herein shall have the meaning set forth in the Master Agreement.
     NOW, THEREFORE, Pledgor and Bank agree as follows:
     1. Pledge of Collateral.
          (a) Pledgor hereby pledges to Bank and grants to Bank a security interest in the Collateral Account, together with all proceeds and substitutions thereof, all interest paid thereon, and all other cash and noncash proceeds of the foregoing (all hereinafter called the “Pledged Collateral”), as security for the prompt performance of all of Pledgor’s obligations (the “Obligation(s)”) with respect to, or arising out of, the Master Agreement. Bank’s security interest hereunder will terminate upon expiry of the Letters of Credit, payment to Bank of all fees and commissions and any amounts for which Borrower has indemnified Bank with respect thereto, and repayment of the indebtedness evidenced by the Equipment Note. Pledgor and Bank hereby also confirm the existence and validity of any prior grant of a security interest in the Pledged Collateral pursuant to the Master Agreement or any other agreement previously entered into between the parties.
          (b) Pledgor shall at all times cause the market value of the Pledged Collateral, as determined by Bank in its sole discretion from time to time, to be at least 105% of the total face amounts of the outstanding Letters of Credit plus the total of any unreimbursed draws under any Letters of Credit plus the outstanding indebtedness evidenced by the Equipment Note. For Letters of Credit not denominated in U.S. Dollars, Bank shall determine in its sole discretion from time to time the U.S. Dollar equivalent of such face amounts and unreimbursed draws. For the purposes of this subparagraph (b), the market value of cash denominated in U.S. Dollars shall be the amount of such cash.
          (c) Pledgor authorizes Bank to file such financing statements, and take such other actions as Bank determines from time to time may be necessary or appropriate to perfect the security interest granted hereunder.
          (d) Prior to the maturity (if any) of any Pledged Collateral held by Bank pursuant hereto, Pledgor and Bank shall agree upon a security or instrument similar in form, quality, and substance to the original Pledged Collateral in which the proceeds of the Pledged Collateral can be reinvested on maturity. Upon maturity of the Pledged Collateral in accordance with its terms, or in the event the Pledged Collateral otherwise becomes payable during the term of this Agreement, such maturing Pledged Collateral may be presented for payment, exchange, or otherwise marketed by Bank on behalf of Pledgor and the proceeds therefrom used to purchase the security or instrument agreed to by Pledgor and Bank in accordance with the immediately preceding sentence. If no agreement has been made, such proceeds shall be placed into an interest bearing account offered by the Bank until such time as an agreement as to the security replacing the original Pledged Collateral can be reached. Bank may retain any such successor collateral and the proceeds therefrom as Pledged Collateral in accordance with the terms of this Agreement.
          (e) The pledge of a security interest in the Pledged Collateral hereunder remains in effect for the term of this Agreement notwithstanding any release by Bank of any other collateral in connection with the Master Agreement or any other agreement in effect between the Bank and the Pledgor, now or hereafter arising.

     2. Representations, Warranties and Covenants. Pledgor represents and warrants to and covenants with Bank that:
          (a) The Pledged Collateral is owned by Pledgor free and clear of any security interests, liens, encumbrances, options or other restrictions created by Pledgor;
          (b) Pledgor has full power and authority to create a first lien on the Pledged Collateral in favor of Bank and no disability or contractual obligation exists that would prohibit Pledgor from pledging the Pledged Collateral pursuant to this Agreement, and Pledgor will not assign, create or permit to exist any other claim to, lien or encumbrance upon, or security interest in any of the Pledged Collateral;
          (c) The Pledged Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Pledgor knows of no reasonable grounds for the institution of any such proceedings; and
          (d) Pledgor shall not transfer, encumber, dispose of, withdraw, or otherwise direct the payment of any proceeds, interest, or amounts payable with respect to the Pledged Collateral for so long as it is subject to this Agreement.
     All the above representations and warranties shall survive the making of this Agreement.
     3. Events of Default. Each of the following shall constitute an event of default (“Event of Default”) hereunder:
          (a) The occurrence and continuance of an Event of Default under the Master Agreement or in any other present or future agreement between Pledgor and Bank; or
          (b) The breach of any provision of this Agreement by Pledgor or the failure by Pledgor to observe or perform any of the provisions of this Agreement.
     4. Bank’s Remedies Upon Default.
          Upon the occurrence of an Event of Default, Bank shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate. After the disposal of any of the Pledged Collateral, Bank may deduct all reasonable legal and other expenses and attorney’s fees for protecting its interests and enforcing its remedies under the Master Agreement and this Agreement and shall apply the residue of the proceeds to, or hold as a reserve against, the Obligations in such manner as Bank in its sole discretion shall determine, and shall pay the balance, if any, to Pledgor or otherwise in accordance with applicable law.
     5. Waivers: Indemnification.
          (a) Demand; Protest. Except as otherwise provided in this Agreement, Pledgor waives demand protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
          (b) Indemnification. Pledgor agrees to defend, indemnify and hold harmless Bank and its officers, employees, and affiliates against all losses or expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Pledgor, under this Agreement (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
     6. Notices. Unless otherwise later agreed to in writing, all notices or demands by any party regarding this Agreement shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Pledgor or to Bank, as the case may be, at its addresses set forth in the Master Agreement, with a copy of such document sent to the Bank’s account officer at the following address: 1331 N. California Boulevard, Walnut Creek CA, 94596.

     7. Choice of Law and Venue: Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of laws. Each of Pledgor and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.
     8. General Provisions.
          (a) Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Pledgor without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Pledgor to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
          (b) Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          (c) Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          (d) Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and with any other written agreement concerning the Obligations previously entered into by the parties.
          (e) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
          (f) Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Pledgor to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 5(b) shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
          (g) Term. This Agreement shall remain in effect so long as any Obligation, whether or not contingent or unliquidated, now or hereafter arising, remains in existence.
[signatures on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Bank:
Comerica Bank

By:	/s/ Darren Santos
Title:	Corporate Banking Officer-Western Market

Pledgor:
Energy Recovery, Inc.

By:	/s/ Tom Willardson
Title:	Chief Financial Officer

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